Exhibit (d) 5.5

LETTER AGREEMENT

Russell Fund Services Company

P.O. Box 1591

Tacoma, WA 98401-1591

Re:	Amended and Restated Administrative Agreement

This Letter Agreement relates to the Amended and Restated Administrative Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated January 1, 2008 (the “Administrative Agreement”). RIC advises you that it is creating a new fund to be named the 2055 Strategy Fund (the “New Fund”) and that the New Fund desires RFSC to provide administrative services to it pursuant to the terms and conditions of the Administrative Agreement. Section 6A of the Administrative Agreement is hereby amended to include the New Fund with an annual administrative fee of 0.00% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance to act as Administrator to the New Fund by executing this letter agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this day of .

RUSSELL FUND SERVICES COMPANY

By:
Sandra Cavanaugh
President